Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-160396) and Form S-8 (Nos. 33-26694, 33-56557, 333-88391, 333-57912, 333-68180, 333-132061, 333-146849, 333-149206 and 333-161155) of Constellation Brands, Inc. of our report dated February 25, 2011 relating to the Crown Imports LLC financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
April 29, 2011